EXHIBIT 97.1

LEXARIA BIOSCIENCE CORP.

CLAWBACK POLICY

I. Purpose

Lexaria Bioscience Corp. (the “Company”) is establishing this clawback policy (the “Policy”) in compliance with the Securities and Exchange Commission (“SEC”) and US stock exchange’s clawback rules and to align the interests of our current Executive Officers and those persons who were Executive Officers during any Look Back Period, with those of the Company.

For clarity, this Policy and the recoupment provisions outlined in Section V, shall not apply to any portion of the base salary, including any annual increases, paid to an Executive Officer.

This Policy has been approved by the Company’s Board of Directors (the “Board”) effective as of December 1, 2023. All capitalized terms will have the meaning prescribed to them within the Policy or within the Definitions section.

II. Administration

This Policy shall be administered by the Board, which shall have authority to (i) exercise all of the powers granted to it under the Policy, (ii) construe, interpret, and implement this Policy, (iii) make all determinations necessary or advisable in administering this Policy, and (iv) amend this Policy, including to comply with or reflect changes in applicable law.

III. Triggering Events

If the Company is required to prepare an accounting restatement either:

(i)	correcting an error in previously issued Financial Statements that is material to the previously issued Financial Statements; or

(ii)

correcting errors that are not material to previously prepared Financial Statements but would result in a material misstatement if (a) the errors were left uncorrected in the current period; or (b) the error correction was recognized in the current period, without regard to any fault or misconduct of an Executive Officer, this Policy will be applied to any Incentive Compensation that was issued to any person who was an Executive Officer during the Look Back Period which relied on the achievement, in whole or in part, of a Financial Reporting Measure.

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IV. Non-Triggering Events

The following changes to the Company’s Financial Statements do not constitute a Triggering Event:

(i)	Retrospective application of a change in reporting entity, such as from a reorganization of entities under common control;

(ii)	Retrospective adjustment to provisional amounts in connection with a prior business combination; and

(iii)	Retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

V. Recoupment

Pursuant to this Policy, the Company has the right and obligation to seek a recoupment of any excess Incentive Compensation, regardless of the amount, issued to and received by an Executive Officer during the Look Back Period, that was contingent on the successful achievement, in whole or in part, of a Financial Reporting Measure which was inaccurately reported resulting in the requirement to file a Financial Statement restatement.

Specifically excluded from this recoupment requirement is any compensation that was issued to an Executive Officer pursuant to the achievement of vesting schedules, subjective standards, strategic measures, operational measures or at the sole determination of the Board. Also excluded is any compensation that was contributed to a tax-qualified retirement plan or to an Executive Officer who, at the time such compensation was received, was not an Executive Officer.

Recoupment of Incentive Compensation, as applicable, will be calculated by taking the difference between the Incentive Compensation paid to the Executive Officer and what would have been paid to the Executive Officer based on the restated Financial Statements and will be further calculated on a pre-tax basis.

With respect to Incentive Compensation that was issued to an Executive Officer and based on a Financial Reporting Measure dependent on either stock price or total shareholder return, the audit and finance committee of the Company, with the guidance of the Company’s auditor, will determine the impact, if any, that the Financial Statement restatement is deemed to have had on such Financial Reporting Measures to determine what excess Incentive Compensation may have been issued to the Executive Officer.

The Company acknowledges that recoupment of Incentive Compensation on a pre-tax basis may be excessively punitive to an Executive Officer and accordingly, in order to alleviate any financial hardship that might result from this requirement, the Company agrees to accommodate any request from an Executive Officer to defer a portion of the issuable Executive Compensation for the duration of the Look Back Period in order to defer taxation of same.

VI. Methods of Recoupment

The Company is required to seek full recoupment of any excess Incentive Compensation issued to an Executive Officer that was based on an erroneously reported Financial Reporting Measure. The Company may use its discretion, as determined by the Board, on the methods and time period established for such recoupment. Methods for recoupment of excess Incentive Compensation may include the following: forfeiture of equity awards, cancellation of unvested equity awards and nonequity awards, deductions from future pay, repayment over time, full one-time repayment, and offsetting against amounts otherwise payable by the Company to the Executive Officer.

Additionally, the Company may choose to utilize any and all legal means available to it for the purposes of seeking recoupment for any excess Incentive Compensation issued.

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VII. Exceptions

The following situations represent the only allowable exceptions from the legal requirement by the Company to recover Incentive Compensation pursuant to this Policy:

(i)

The Company has reasonably determined that the expense paid to a third party to recover the excess Incentive Compensation would exceed the amount of the excess Incentive Compensation to be recovered, thus making the recovery impracticable; or

(ii)	The recovery of the excess Incentive Compensation would draw from deferred compensation under a tax-qualified retirement plan.

VIII. Disclosure

This Policy will be attached as an exhibit to the Company’s Form 10-K Annual Report for its fiscal period ending August 31, 2024.

Should the Company be required to file a Financial Statement restatement, whereby it is determined that excess Incentive Compensation was issued to an Executive Officer, the Company will disclose, in the earlier of its next proxy statement or annual report, the following:

(i)	Date when the Company recognized the requirement to file a Financial Statement restatement;

(ii)

The aggregate dollar amount of erroneously awarded Incentive Compensation attributable to that Financial Statement restatement, including an analysis of how the amount was calculated, or if such analysis has not been completed, disclose the reasons for same;

(iii)	Any estimates used to determine the excess Incentive Compensation received for a Financial Reporting Measure based on stock price or total shareholder return;

(iv)

The aggregate dollar amount of erroneously awarded Incentive Compensation that remains outstanding at the end of the last completed fiscal year or if such calculation has not been completed, disclose the reasons for same;

(v)

If recoupment is not pursued pursuant to one of the exceptions, the aggregate amount of Incentive Compensation not being recouped and the reasons why the Board determined that such recoupment was impracticable;

(vi)	Any amount of excess Incentive Compensation established as owing to the Company that has been outstanding for 180 days or more; and

(vii)	Any updates required to the summary compensation table to reflect recouped amounts of excess Incentive Compensation.

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IX. Definitions

a.	Exchange Act means the Securities Exchange Act of 1934, as amended;

b.

Executive Officers mean the Company’s president, principal financial officer, principal accounting officer (or controller in lieu thereof), vice president of a principal business unit and any other officer with a policy making function, as all identified in Rule 16a-1 under the Exchange Act, who are holding such position at the time the Company is required to prepare a restatement of a Financial Statement, or were holding such position during the Look Back Period;

c.

Financial Reporting Measure includes, but is not limited to: revenues, net or operating income; profitability of one or more reportable segments; financial ratios; net assets or net asset value per share; EBITDA; funds from operations and adjusted funds from operations; liquidity measures; stock price; total shareholder return measures; earnings measures; revenue per licensee; and cost per employee; as determined and presented in accordance with the accounting principles used in preparing Financial Statements;

d.

Financial Statements mean any statement of financial position, statement of comprehensive income, statement of cash flows, statement of stockholders’ equity, related schedules, and accompanying footnotes as required by SEC regulations;

e.

Incentive Compensation means cash, which can include bonuses, cash awards and proceeds from the sale of shares that were granted or vested based on a Financial Reporting Measure and equity, which can include stock options, restricted stock units, restricted stock and stock appreciation rights, that is granted, earned or vested based on a Financial Reporting Measure;

f.	Look Back Period means the three completed fiscal years preceding the date the Company was required to prepare a restatement of a Financial Statement;

g.	“received” means the date that the Financial Reporting Measure was achieved, on which the issuance of the Incentive Compensation was dependent.

X. Acknowledgement

Each person who is an Executive Officer of the Company and each future Executive Officer of the Company shall be provided with a copy of this Policy and will be required to acknowledge receipt of this Policy by completing and delivering to the Company the attached confirmation of receipt.

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Receipt of Clawback Policy

I confirm that I am an Executive Officer of Lexaria Bioscience Corp. (the “Company”), that I have received a copy of the Company’s Clawback Policy (the “Policy”) and I acknowledge that I have read and understand its contents.  Specifically, I acknowledge and understand that the Company is obligated to seek recoupment of any excess Incentive Compensation issued to me as a result of an incorrectly calculated Financial Reporting Measure regardless of whether or not such error was a result of my error or misconduct.  I further agree to be contractually bound to returning any excess Incentive Compensation issued to me due to an incorrectly calculated Financial Reporting Measure, in the amount determined by the Board with the assistance of any outside advisors, as applicable, and in the manner determined by the Board pursuant to Section VI of the Policy.

Printed Name:

Signature:

Position:

Date:

Please complete and sign above and deliver this page to Vanessa Carle, Head of Legal.

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